EXHIBIT 99.1

CONTACT:             JOSEPH MACNOW
(201) 587-1000

210 Route 4
East
Paramus, NJ
07652

FOR IMMEDIATE RELEASE — March 16, 2007

VORNADO TO ACQUIRE 70% CONTROLLING INTEREST IN
1290 AVENUE OF THE AMERICAS AND 555 CALIFORNIA STREET

PARAMUS, NEW JERSEY.….Vornado Realty Trust (NYSE:VNO) today announced that it has entered into an agreement to acquire a 70% controlling interest in 1290 Avenue of the Americas, a 2.0 million square foot Manhattan office building, located on the entire blockfront between 51st and 52nd Streets on Avenue of the Americas, and the 555 California Street office complex containing 1.8 million square feet, known as the Bank of America Center, located at California and Montgomery Streets in San Francisco’s financial district.  1290 Avenue of the Americas, whose largest tenants include AXA, Morrison & Foerster, Bryan Cave and Microsoft, is 100% leased.  555 California Street, whose largest tenants include Bank of America, UBS and Goldman Sachs, is 94% leased.

The purchase price for Vornado’s 70% interest in the real estate is approximately $1.807 billion, consisting of $1.010 billion of cash and $797 million of existing debt.  Vornado’s share of the debt is comprised of $308 million secured by 1290 Avenue of the Americas and $489 million secured by 555 California Street.  The preliminary allocation of the purchase price is approximately $775 per square foot for 1290 Avenue of the Americas and approximately $575 per square foot for 555 California Street, based on current measurement of the buildings.

Vornado’s 70% interest is being acquired through the purchase of all of the shares of a group of foreign companies that own, through U.S. entities, the 1% sole general partnership interest and limited partnership interests comprising 69% of the partnerships that own the two properties.  The remaining 30% limited partnership interest is owned by Donald J. Trump.

In August 2005, Mr. Trump brought a lawsuit in the New York State Supreme Court against, among others, the general partners of the partnerships referred to above.   Mr. Trump’s claims arose out of a dispute over the sale price of, and use of proceeds from, the sale of properties located on the former Penn Central rail yards between West 59th and 72nd Streets in Manhattan which were formerly owned by the partnerships.  In decisions dated September 14, 2005 and July 24, 2006, the Court denied various of Mr. Trump’s motions and ultimately dismissed all of Mr. Trump’s claims, except for his claim seeking access to books and records, which remains pending.   Mr. Trump has sought reargument and renewal on, and filed a notice of appeal in connection with, his dismissed claims.  Vornado has agreed to indemnify the sellers in this transaction for certain of their liabilities and expenses arising out of Mr. Trump’s claims.

This acquisition is expected to close in the second quarter of 2007, subject to customary closing conditions.

Vornado Realty Trust is a fully-integrated equity real estate investment trust.

Certain statements contained herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, risks associated with the timing of and costs associated with property improvements, financing commitments and general competitive factors.

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